EXHIBIT 99.1

News Release

First Solar, Inc. Announces Third Quarter 2014 Financial Results

•	Net sales of $889 million

•	GAAP earnings per fully diluted share of $0.87

•	Cash and Marketable Securities of $1.1 billion, Net Cash of $0.9 billion

•	Maintain 2014 guidance for EPS of $2.40 to $2.80 and operating cash flow of $300 - $500M

•	521MWdc of new bookings. Year to date bookings of 1.7GWdc

TEMPE, Ariz., Nov. 6, 2014 - First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the third quarter of 2014. Net sales were $889 million in the quarter, an increase of $345 million from the second quarter of 2014. The sequential increase in net sales resulted primarily from increased revenue recognition on the Desert Sunlight project.

The Company reported a third quarter GAAP earnings per fully diluted share of $0.87, compared to earnings of $0.04 in the prior quarter. The increase in net income compared to the prior quarter was due to higher profit from the Desert Sunlight project and other systems projects under construction, partially offset by an increase in operating expenses. The sequential increase in net income was also due to a one-time income tax benefit in the third quarter of $0.26 per fully diluted share.

Cash and marketable securities at the end of the third quarter were approximately $1.1 billion, a decrease of approximately $234 million compared to the prior quarter. Cash flows used in operations were $47 million in the third quarter. The reduction in cash and marketable securities during the quarter was due to the construction of multiple utility scale power plants which have not yet been sold. The Company continues to construct these projects while determining the optimal sales strategy for these projects.

The Company maintained its full year 2014 earnings per share guidance of $2.40 to $2.80 and operating cash flow guidance of $300 to $500 million. Other financial guidance items have been updated as shown in the table below.

2014 Guidance Update	Prior	Current
Net Sales	$3.7B to $4.0B	$3.6B to $3.9B
Gross Margin (%)	18% to 19%	19% to 20%
Operating Expenses	$380M to $395M	$390M to $400M
Operating Income	$290M to $340M	$300M to $340M
Effective Tax Rate	15% to 20%	18% to 20%*
Earnings Per Share	$2.40 to $2.80	Unchanged*
Operating Cash Flow	$300M to $500M	Unchanged
Capital Expenditures	$300M to $350M	$250M to $300M
Production	1.8GW to 1.9GW	Unchanged
*Excludes impact of $0.26 per share one-time tax benefit in Q3’14

“Following the project delays experienced in the prior quarter, our third quarter earnings have improved, and we continue to make progress towards our financial targets for the year” said Jim Hughes, CEO of First Solar. “Our year to date book-to-bill ratio is well above our objective of a one-to-one ratio, and we are on track to meet or exceed our bookings goal for the year.”

First Solar has scheduled a conference call for today, November 6, 2014 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call is available at http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Thursday, November 13, 2014 at 7:30 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 5135099. A replay of the webcast will be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About First Solar, Inc.
First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its advanced module and system technology. The Company’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, solar module efficiency and balance of systems (BoS) cost reduction roadmaps, restructuring, product reliability and capital expenditures; our ability to continue to reduce the cost per watt of our solar modules; our ability to reduce the costs to construct photovoltaic (PV) solar power systems; research and development programs and our ability to improve the conversion efficiency of our solar modules; sales and marketing initiatives; and competition. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in Item 1A: "Risk Factors," of our Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the SEC.

Contacts

First Solar Investors
David Brady
+1 602-414-9315
dbrady@firstsolar.com

or

Steve Haymore
+1 602-414-9315
stephen.haymore@firstsolar.com

First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$622,523	$1,325,072
Marketable securities	492,875	439,102
Accounts receivable trade, net	282,783	136,383
Accounts receivable, unbilled and retainage	538,913	521,323
Inventories	445,201	388,951
Balance of systems parts	101,120	133,731
Deferred project costs	546,409	556,957
Deferred tax assets, net	62,372	63,899
Assets held for sale	20,728	132,626
Note receivable, affiliate	7,829	—
Prepaid expenses and other current assets	132,273	94,720
Total current assets	3,253,026	3,792,764
Property, plant and equipment, net	1,384,429	1,385,084
PV solar power systems, net	47,901	—
Project assets and deferred project costs	645,477	720,916
Deferred tax assets, net	228,661	296,603
Restricted cash and investments	489,388	279,441
Goodwill	84,985	84,985
Other intangible assets, net	119,448	117,416
Inventories	113,111	129,664
Other assets	73,528	76,629
Total assets	$6,439,954	$6,883,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$219,997	$261,333
Income taxes payable	5,346	6,707
Accrued expenses	348,602	320,077
Current portion of long-term debt	54,607	60,543
Billings in excess of costs and estimated earnings	133,779	117,766
Payments and billings for deferred project costs	100,264	642,214
Other current liabilities	56,077	179,421
Total current liabilities	918,672	1,588,061
Accrued solar module collection and recycling liability	247,441	225,163
Long-term debt	163,646	162,780
Other liabilities	316,978	404,381
Total liabilities	1,646,737	2,380,385
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 100,209,077 and 99,506,941 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	100	100
Additional paid-in capital	2,682,199	2,646,022
Accumulated earnings	2,087,731	1,882,771
Accumulated other comprehensive income (loss)	23,187	(25,776)
Total stockholders’ equity	4,793,217	4,503,117
Total liabilities and stockholders’ equity	$6,439,954	$6,883,502

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$889,310	$1,265,587	$2,383,821	$2,540,552
Cost of sales	700,023	901,553	1,865,098	1,867,094
Gross profit	189,287	364,034	518,723	673,458
Operating expenses:
Research and development	37,593	34,984	109,025	95,879
Selling, general and administrative	66,528	63,870	182,859	204,600
Production start-up	1,406	—	1,897	2,768
Restructuring and asset impairments	—	57,276	—	62,004
Total operating expenses	105,527	156,130	293,781	365,251
Operating income	83,760	207,904	224,942	308,207
Foreign currency gain (loss)	169	(705)	(389)	(155)
Interest income	4,297	4,197	13,151	12,549
Interest expense, net	(89)	(275)	(1,429)	(1,900)
Other expense, net	(6,821)	(2,433)	(11,737)	(2,762)
Income before income taxes	81,316	208,688	224,538	315,939
Income tax (benefit) expense	(7,108)	13,650	19,579	28,161
Net income	$88,424	$195,038	$204,959	$287,778
Net income per share:
Basic	$0.88	$1.98	$2.05	$3.14
Diluted	$0.87	$1.94	$2.02	$3.08
Weighted-average number of shares used in per share calculations:
Basic	100,197	98,720	99,981	91,751
Diluted	101,415	100,378	101,686	93,517

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